Exhibit 5(d)

[letterhead of Bracewell LLP]

March 8, 2022

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We, together with Gregory C. Hesler, Esq., a Vice President, the General Counsel, the Corporate Secretary and the Chief Ethics/Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (File No. 333-231431, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an indeterminate amount of various securities of the Company including mortgage bonds to be issued under the Mortgage and Deed of Trust dated as of June 1, 1939 between the Company (formerly known as The Washington Water Power Company) and Citibank, N.A., (ultimate successor to City Bank Farmers Trust Company), as trustee, as heretofore amended and supplemented and to be supplemented by a supplemental indenture establishing series of Bonds and setting forth the terms thereof (as so amended and supplemented, the “Mortgage”). The Company now proposes to issue, offer and sell under the Registration Statement $400,000,000 aggregate principal amount of First Mortgage Bonds, 4.00% Series due 2052 (the “New Bonds”) pursuant to an Underwriting Agreement dated March 8, 2022 between the Company and the underwriters named therein (the “Underwriting Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. In such review, we have assumed that the signatures on all documents examined by us are genuine, which assumption we have not independently verified. We have also assumed that the Mortgage is a valid and legally binding agreement of and enforceable against the trustee thereunder.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the New Bonds have been executed and authenticated in accordance with the Mortgage and issued and sold by the Company pursuant to the Underwriting Agreement, the New Bonds will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, voidable transaction, receivership, conservatorship, arrangement, moratorium and other laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

In connection with the opinion set forth above, we have also assumed that the issuance and sale by the Company of the New Bonds have been duly authorized by the Board of Directors of the Company and duly authorized, approved and/or otherwise endorsed by the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon and

that the Public Service Commission of Montana has disclaimed jurisdiction over the issuance of securities by the Company. We have also assumed that none of the terms of the New Bonds, nor the issuance and delivery of the New Bonds, nor the compliance by the Company with the terms of the New Bonds, will violate any applicable law of the State of Washington, Idaho, Oregon, or Montana.

Our opinion set forth above is limited to the law of the State of New York, as in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. To the extent that such opinion relates to or is dependent upon matters governed by the law of the State of Washington, Idaho, Oregon, or Montana, we have assumed the legal conclusions set forth in the letter dated the date hereof delivered to you by Gregory C. Hesler, Esq., which is being filed as Exhibit 5(c) to the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5(d) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell LLP